SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                    CASTELLE
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transactions applies:

(2)     Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing party:

(4)     Date filed:

                                    CASTELLE
                             3255-3 SCOTT BOULEVARD
                             SANTA CLARA, CALIFORNIA



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 10, 2000

TO THE SHAREHOLDERS OF CASTELLE:

         Notice is hereby given that the Annual Meeting of Shareholders of Castelle, a California corporation (the "Company"), will be held on Wednesday, May 10, 2000, at 1:30 p.m. local time at the Company's corporate offices, located at 3255-3 Scott Boulevard, Santa Clara, California for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on March 30, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                 By Order of the Board of Directors


                                 /s/ Donald L. Rich
                                 Donald L. Rich
                                 Chairman of the Board,  President,
                                 Chief  Executive  Officer,
                                 Chief Financial Officer and Secretary

Santa Clara, California
April 10, 2000

         All Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                    CASTELLE
                             3255-3 SCOTT BOULEVARD
                             SANTA CLARA, CALIFORNIA



                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  May 10, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of CASTELLE, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on May 10, 2000, at 1:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's corporate offices, located at 3255-3 Scott Boulevard, Santa Clara, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 10, 2000 to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on March 30, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 30, 2000, the Company had outstanding and entitled to vote 4,654,823 shares of Common Stock.

         Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon. With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to four votes for each share held. Each shareholder may give one candidate, who has been nominated prior to voting, all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as such shareholder chooses. (However, no shareholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes). Unless the proxyholders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.


                                       1.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3255-3 Scott Boulevard, Santa Clara, California 95054, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

         The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 11, 2001. Unless a shareholder who wishes to bring a matter before the shareholders at the Company's 2000 annual meeting of shareholders notifies the Company of such matter prior to February 24, 2001, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Board of Directors is presently composed of four members. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each of the four nominees listed below is currently a director of the Company, having been elected by the shareholders and by the Board.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below, subject to the discretionary power to cumulate votes. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

         The four candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.


                        THE BOARD OF DIRECTORS RECOMMENDS
                      A VOTE IN FAVOR OF EACH NAMED NOMINEE

Nominees

         The names of the nominees and certain information about them are set forth below:

                   Name                  Age                               Position
         Donald L. Rich                  58          Chairman of the Board, President, Chief Executive Officer,
                                                     Chief Financial Officer, Secretary and Director
         Peter R. Tierney                55          Director and President and Chief Executive Officer of
                                                     MarketFirst Software Inc.
         Robert H. Hambrecht             33          Director and Managing Director of Equity Capital Markets,
                                                     W.R. Hambrecht & Company
         Scott C. McDonald               47          Director  and Chief  Financial  and  Administrative  Officer of
                                                     Conxion Corporation

                                       2.

         Set forth below is biographical information for each nominee whose term of office as a director will continue after the Annual Meeting.

Robert H. Hambrecht

         Mr. Hambrecht has served as a director of the Company since March 1998. Mr. Hambrecht was a founding partner of W.R. Hambrecht & Company, an investment banking firm, founded in January 1998, and is presently their Managing Director of Equity Capital Markets. From April 1996 through January 1998, Mr. Hambrecht was Vice President of H&Q Venture Partners, a venture capital firm,. From January 1994 to March 1996, Mr. Hambrecht was employed by Unterberg Harris, an investment banking firm, most recently as an associate. Mr. Hambrecht attended Columbia University from September 1991 through December 1993 where he earned a master's degree in public administration. Mr. Hambrecht also serves on the Board of Directors of five privately-held companies.

Donald L. Rich

         Mr. Rich joined the Company in November 1998 and has served as Chief Executive Officer and President from November 1998 to the present. Mr. Rich has served as Chief Financial Officer since April 1999. He became Chairman of the Board in May 1999 and has served as Secretary since February 2000. From January 1997 until November 1998, Mr. Rich was self-employed as a consultant. From 1993 through 1997, Mr. Rich was Chief Executive Officer and President of Talarian Corporation, a provider of real-time infrastructure software for the enterprise and the Internet. Prior to that, he held various sales and marketing management positions at Integrated Systems, Inc. and International Business Machines Corporation. Mr. Rich holds a BS degree in Mechanical Engineering from Purdue University and an MBA from the Stanford Graduate School of Business.

Peter R. Tierney

         Mr. Tierney has served as a director of the Company since April 1999. He has served as President and Chief Executive Officer of MarketFirst Software Inc., a privately held business focused on delivering software and services in the emerging field of marketing automation systems since July 1998. Most recently, Mr. Tierney served as a consultant to Siebel Systems Corporation. From 1991 to 1997, Mr. Tierney served as Chairman, President and CEO of Inference Corporation, a leading provider of self-service and knowledge management tools for the customer service and help desk industries. Prior to Inference, as senior vice president of Oracle Corporation Tierney was responsible for worldwide marketing and served as a member of the Oracle Management Committee. Earlier in his career, Mr. Tierney served as vice president of marketing and sales for Relational Technology (Ingres) Corporation and was director of marketing for the IBM Northwestern Region. Mr. Tierney also currently serves on the Board of Directors of MarketFirst Software, PhotoAccess Corporation and The SoftAd Group.

Scott C. McDonald

         Mr. McDonald has served as a director of the Company since April 1999. Since December 1999, Mr. McDonald has served as the Chief Financial and
Administrative Officer at Conxion Corporation, an Internet network and intellectual property services company providing solutions for e-businesses. From 1993 to 1997, Mr. McDonald was the senior operating and financial executive at CIDCO, an innovator in advanced telephony products, serving as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary. From 1989 to 1993 he was Chief Financial Officer and Vice President, Finance & Administration at Integrated Systems, Inc., a provider of embedded operating software and design automation tools. Prior to 1989, he has held financial management and investor relations positions with Computer Products, Inc., Compower Corporation, Monterey Federal Credit Union and the J.M. Smucker Company. Mr. McDonald currently serves on the Board of Directors for Digital Power Corporation and Octant Technologies Inc.

Board Committees and Meetings

         During the fiscal year ended December 31, 1999 the Board of Directors held four meetings. The Board has an Audit Committee and a Compensation Committee.

                                       3.

         The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is currently composed of two non-employee directors: Messrs. Hambrecht and McDonald. It met one time during the year.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
Messrs. Hambrecht and Tierney. The Compensation Committee acted by written consent twice during 1999.

         During the year ended December 31, 1999, each Board member except Peter Tierney attended 75% or more of the aggregate of the meetings of the Board and of the committee on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ended December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since its inception in 1987. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhosueCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of PricewaterhouseCoopers LLP. For purposes of the vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE IN FAVOR OF PROPOSAL 2


                                       4.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The  following  table  sets forth  certain  information  regarding  the ownership  of the  Company's  Common  Stock as of February 22, 2000 by: (i) each director and nominee for  director;  (ii) each  executive  officer  named in the
Summary  Compensation  Table;  (iii) all executive officers and directors of the
Company as a group;  and (iv) all those  known by the  Company to be  beneficial owners of more than five percent of its Common Stock.


                                                 BENEFICIAL OWNERSHIP TABLE

                                                                              Beneficial Ownership (1)
                                                                        ------------------------------------
         Beneficial Owner                                               Number of Shares    Percent of Total
         ----------------                                               ----------------    ----------------
         Entities Affiliated with:                                          683,066                14.7%
              Chase Manhattan Corporation (2)
              One Bush Street
              18th Floor
              San Francisco, CA 94104
         Tolvusamskipti HF                                                  439,560                 9.5%
              Kringlunni 19
              103 Reykjavik, Iceland
         Jerome J. Burke                                                     57,065                 1.2%
         Robert H. Hambrecht (3)                                             13,961                 *
         Scott C. McDonald (4)                                                5,004                 *
         Donald L. Rich (5)                                                 326,384                 6.6%
         Prasad A. Raje                                                           0                 *
         Peter R. Tierney (6)                                                 5,004                 *
         Laurie Gee (7)                                                      10,000                 *
         Ronnie Mansoor (8)                                                  59,939                 1.3%
         All directors and executive officers as a group
           (total of 8 persons) (9)                                         477,357                 9.4%
         See notes (3)(4)(5)(6)(7)(8) and (9)  below

-----------------------------------

*        Less than one percent of total shares.

(1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,648,160 shares outstanding on February 22, 2000, adjusted as required by rules promulgated by the SEC.

(2) Includes 60,835 shares held by H & Q Ventures IV, 338,482 shares (and warrants exercisable within 60 days for 16,666 shares) held by H & Q London Ventures, 1,251 shares held by Hamquist, 85,536 shares (and warrants exercisable within 60 days for 120,000 shares) held by Hambrecht & Quist California, 43,634 shares held by the Hambrecht & Quist Venture Partners and warrants exercisable within 60 days for 16,666 shares held by Hambrecht & Quist Group. The entities named above and the entities' respective general partners, directors, executive officers, members and/or managers, as applicable, disclaim beneficial ownership of any securities identified other than those directly held by such person.

(3) Includes 8,041 shares of Common Stock subject to options exercisable within 60 days of February 22, 2000.

(4) Includes 5,004 shares of Common Stock subject to options exercisable within 60 days of February 22, 2000.

                                       5.

(5) Includes 326,384 shares of Common Stock subject to options exercisable within 60 days of February 22, 2000 and excludes an aggregate of 8,000 shares of Common Stock held by Mr. Rich's wife for which Mr. Rich disclaims beneficial ownership.

(6) Includes 5,004 shares of Common Stock subject to options exercisable within 60 days of February 22, 2000.

(7) Includes 10,000 shares of Common Stock subject to options exercisable within 60 days of February 22, 2000.

(8) Includes 59,939 shares of Common Stock subject to options exercisable within 60 days of February 22, 2000.

(9)      Includes shares described in the notes above, as applicable.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except two initial reports of ownership were inadvertently filed late by Mr. Mansoor and Ms. Gee.

                                       6.

                             EXECUTIVE COMPENSATION

Compensation of Directors

         Directors currently receive no cash compensation from the Company for their services as members of the Board. They are reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

         Each non-employee director of the Company receives stock option grants under the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), as amended. Only non-employee directors of the Company are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

         Option grants under the Directors' Plan are non-discretionary. Upon initial election to be a non-employee director, a person is granted an option to purchase 10,000 shares of Common Stock of the Company. Prior to the Directors' Plan being amended on February 24, 2000, on April 1 of each year (or the next business day should such date be a legal holiday), each member of the Company's Board who was not an employee of the Company was automatically granted under the Directors' Plan, without further action by the Company, the Board or the shareholders of the Company, an option to purchase 2,000 shares of Common Stock of the Company. Beginning on April 1, 2000, each member of the Company's Board who was not an employee of the Company will automatically be granted under the Directors' Plan an option to purchase 10,000 shares of Common Stock of the Company. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest in 24 equal installments beginning one month after the date of grant provided the optionee has, during the entire period prior to such vesting date, continuously served as a non-employee director, employee or consultant of the Company or an affiliate of the Company. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, vesting will be accelerated and the option will terminate if not exercised prior to the consummation of the transaction.

         On April 1, 1999, pursuant to the terms of the Directors' Plan, the Company granted Mr. Hambrecht options to purchase 2,000 shares of Common Stock of the Company at an exercise price of $0.56 which was the fair market value of Common Stock on the date of grant. On April 14, 1999, pursuant to the terms of the Director's Plan, the Company granted options covering 10,000 shares of Common Stock of the Company to Scott C. McDonald and Peter R. Tierney at an exercise price per share of $0.3438 which was the fair market value of such Common Stock on the date of grant. As of February 22, 2000, no options had been exercised under the Directors' Plan.


                                       7.

Compensation of Executive Officers

Summary of Compensation

         The following table shows for the fiscal years ended December 31, 1999, 1998 and 1997, compensation awarded or paid to, or earned by, the Company's
Chief Executive Officer and its other three most highly compensated executive officers at December 31, 1999 and two former executive officers who departed from the Company during fiscal year 1999 whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers"):

                                                     SUMMARY COMPENSATION TABLE
                                                                                                Long-Term
                                                        Annual Compensation                 Compensation Awards
                                             -----------------------------------------   --------------------------
                                                                                         Restricted     Securities
                                                                          Other Annual      Stock       Underlying      All Other
Name and Principal Position          Year    Salary ($)      Bonus ($)    Compensation   Award(s)($)    Options (#)    Compensation
---------------------------          ----    ----------     ----------    ------------   -----------    -----------    ------------
Donald L. Rich (1)                   1999     $200,000       $100,000(2)        --            --           200,000          --
     President, Chairman of the      1998     $ 22,307       $      0           --            --           300,000          --
     Board, Chief Executive          1997         --             --             --            --                --          --
     Officer, Chief Financial
     Officer, Secretary and
     Director

Jerome J. Burke (3)                  1999     $ 82,082       $ 22,184                                           --     $175,000(5)
     Former Executive Vice           1998     $175,000       $ 69,456                                       50,000          --
     President                       1997     $135,000       $118,584(4)        --            --            77,000          --

Prasad Raje (6)                      1999     $114,430       $ 40,000           --            --            50,000     $160,000(7)
     Former Chief Technical          1998     $148,942       $      0           --            --            50,000          --
     Officer and Former Vice         1997     $ 75,807       $      0           --            --           150,000          --
     President of Engineering

Laurie Gee (8)(9)                    1999     $124,666       $  5,000(10)       --            --            45,000          --
     Former Vice President,
     Finance and Administration
     and Secretary

Ronnie Mansoor(9)                    1999     $138,923       $ 21,959           --            --           110,000          --
     Vice President of
     Engineering

-----------------------------------------
(1)      Mr. Rich joined the Company as President and Chief Executive Officer in November 1998.
(2)      Represents a $100,000 bonus earned for services rendered in 1999 and paid on March 16, 2000.
(3)      Mr. Burke resigned as an Executive Vice President on April 30, 1999.
(4)      Represents bonus and sales commissions paid by the Company for sales made in 1997.
(5)      Represents  severance pay paid by the Company  pursuant to the severance  agreement  between Mr. Burke and the Company.
(6)      Mr. Raje resigned as Chief Technical Officer and Vice President of Engineering on July 30, 1999.
(7)      Represents  severance  pay paid by the Company  pursuant to the severance  agreement  between Mr. Raje and the Company.
(8)      Ms. Gee resigned as Secretary on January 7, 2000.
(9)      Ms. Gee and Mr. Mansoor became executive  officers in March 1999 and July 1999,  respectively.  Therefore, no amounts are shown for fiscal 1998 or 1997.
(10)     Represents bonus earned for services rendered in 1999 and paid in 2000.

                                       8.

Stock Option Grants and Exercises

         The Company grants options to its executive officers under its 1988 Equity Incentive Plan. As of December 31, 1999, options to purchase a total of 1,308,547 shares were outstanding under the Incentive Plan and options to purchase 223,131 shares remained available for grant thereunder. There were no stock option exercises during 1999 by any Named Executive Officer.

         The following tables show for the fiscal year ended December 31, 1999, certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

                                                       OPTION GRANTS IN LAST FISCAL YEAR
                                                       ---------------------------------
                                                                                                       Potential Realizable Value at
                                    Number of                                                          Assumed Annual Rates of Stock
                                   Securities    % of Total                                                 Price Appreciation
                                   Underlying   Options Granted                                              for Option Term(4)
     Name and Principal             Options        in Fiscal      Exercise Price    Expiration            ------------------------
         Position                  Granted(1)       Year(2)        Per Share(3)       Date                5%($)             10%($)
         --------                  ----------       ------         ------------       -----               -----             ------

Donald L. Rich                      200,000           30%             $0.875         11/10/09            $110,057          $278,905
   Chairman of the Board,
   President, Chief Executive
   Officer, Chief Financial
   Officer, Secretary and
   Director

Laurie Gee Former                    40,000            6%             $0.9375        02/22/09              19,511            53,281
   Vice President, Finance            5,000         0.75%             $0.875         11/10/09               3,260             7,783
   and Administration and
   Secretary

Ronnie Mansoor                       30,000          4.5%             $0.875         11/10/06              10,686            24,904
   Vice President of
   Engineering

Jerome Burke                           --             --                --              --                   --                --
   Former Executive Vice
   President

Prasad Raje                          25,000          3.8%             $1.00           5/24/06                --                --
   Former Chief Technical            25,000          3.8%             $1.00           5/24/06
   Officer and Former Vice
   President of Engineering

-------------------------------------------
1(1)      The options  granted to Mr. Rich vested in full on November  10,  1999.
         One-fourth of the options granted to Mr. Mansoor vest on November 10, 2000 and the remaining options vest monthly in equal increments over a 36-month period. One-fourth of the options to purchase 5,000 shares of the Company's Common Stock granted to Ms. Gee vest on November 10, 2000 and the remaining shares vest monthly in equal increments over a 36-month period. One-eighth of the options to purchase 40,000 shares of the Company's Common Stock granted to Ms. Gee vested on August 23, 1999 and remaining shares vest monthly in equal increments over a 42-month period. One forty-eighth of Mr. Prasad's first 25,000 share grant vest monthly in equal increments over a 48-month period following May 25, 1999 and one-eighth of Mr. Prasad's second 25,000 share grant would have vested on November 25, 1999 with the remaining shares vesting monthly in equal increments over a 42-month period; however, Mr. Prasad resigned as Chief Technical Officer and Vice President of Engineering on July 30, 1999 and the options granted in 1999 expired on October 30, 1999.

(2) Based on an aggregate of 664,670 shares of Common Stock subject to options granted to employees in 1999.

                                       9.

(3) The exercise price is equal to 100% of the fair market value of Common Stock at the date of grant.

(4) The potential realizable value is calculated based on the term of the option at its date of grant. It is calculated based on the assumption that the stock price on the date of grant appreciates from the date of grant at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock price. Amounts are not shown for Mr. Raje because of his resignation from the Company on July 30, 1999 and the subsequent expiration of his options.

Termination of Employment Arrangements

         Pursuant to the severance and transition benefit agreements between the Company and Messrs. Burke and Raje, the Company paid each executive a lump sum equal to 100% of each officer's annualized salary and maintained the medical benefits enjoyed by him for one year following each executive's termination of employment with the Company. Mr. Burke received $175,000 as severance pay upon his termination of employment with the Company on April 30, 1999, and Mr. Raje received $160,000 as severance pay upon his termination of employment with the Company on July 30, 1999.

         The Company has entered into a severance and transition benefit agreement with Mr. Rich pursuant to which the Company will pay Mr. Rich a lump sum equal to 100% of his annualized salary and maintain the medical benefits enjoyed by him for one year following either a voluntary termination of employment for good reason (as defined in his agreement) by Mr. Rich or an involuntary termination of employment without cause (as defined in his agreement). In addition, Mr. Rich is eligible to earn an additional lump sum payment equal to six months of his base salary if he remains with the Company at least ninety days after a change in control and is terminated for cause or leaves voluntarily without good reason, or if he remains in excess of ninety days and his employment is subsequently terminated. Mr. Rich also is entitled to certain acceleration of the vesting of his options in the event he is involuntary terminated by the Company as set forth above.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1

         The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee currently consists of Robert Hambrecht and Peter Tierney, neither of whom is an employee of the Company. The Committee is responsible for determining compensation policies for the Company's executive officers, including any stock-based awards to such individuals under the Company's 1988 Equity Incentive Plan. In determining executive officer compensation, the Compensation Committee considers corporate performance against the Company's objectives.

         The Compensation Committee structures executive compensation packages with two objectives: (1) to ensure that the compensation and incentives provided to the executive officers are closely aligned with the Company's financial performance and shareholder value, and (2) to attract and retain, through a competitive compensation structure, those key executives critical to the long-term success of the Company.

         In addressing the first objective, the Compensation Committee utilizes stock option grants to executive officers to tie a portion executive officer compensation directly to the Company's stock price performance. The Compensation Committee believes that the grant of an equity interest in the Company serves to link management interests with shareholder interests and to motivate executive officers to make decisions that are in the best interests of the Company and the shareholders. The Board considers stock option grants to executive officers based on various factors, including (i) each officer's responsibilities, (ii) any changes in such responsibilities, (iii) past option grants and each officer's current equity interest in the Company and (iv) performance.

---------------------------------
(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                                      10.

         The second objective of the overall executive compensation policy is addressed by a salary and bonus policy which is based on (i) consideration of the salaries and total compensation of executive officers in similar positions with comparable companies in the industry (ii) the qualifications and experience of each executive officer, (iii) the Company's financial performance during the past year and (iv) each officer's performance against objectives related to their areas of responsibility. The Compensation Committee periodically reviews individual base salaries of executive officers, and adjusts salaries based on individual job performance and changes in the officer's duties and responsibilities. In making salary decisions, the Board exercises its discretion and judgment based on these factors. No specific formula is applied to determine the weight of each factor, although the mix among the compensation elements of salary, cash incentive and stock options are biased toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets. Consequently, salaries and cash incentives may be in the low-range as compared to the comparable companies in the industry while stock options may be in the mid to high-range compared to comparable companies. The Chief Executive Officer provides the Board with recommendations for individual executive officers based upon an evaluation of their performance against objectives and responsibilities.

         The Compensation Committee believes that another key element of executive compensation should be the variable portion provided by cash incentive plans. The cash incentive portion of the executive officers' compensation is dependent primarily on the Company's financial performance and achievement of specified corporate objectives as determined by the Compensation Committee. The Company's executive officer compensation plan is designed such that if the Company meets its stated objectives, executive officers receive the cash incentive part of their compensation. If the Company performs below its stated objectives, the cash incentive portion of the executive's compensation is significantly reduced, and may be eliminated altogether if performance is below defined thresholds. A substantially smaller portion of some executives' incentive compensation is based on performance against individual objectives.

         The Board uses the same factors described above for the executive officers in setting the annual salary, stock option grant and cash incentives awarded to the Chief Executive Officer. In connection with the engagement of Mr. Rich as the new President and Chief Executive Officer of the Company in November 1998, the Board negotiated a compensation package with that individual which included an annualized base salary of $200,000. Mr. Rich was also eligible to earn a bonus of $100,000 if the Company achieved certain financial performance goals. Since the Company obtained the established financial performance goals, the Company awarded Mr. Rich a bonus of $100,000.

         In November 1999, the Compensation Committee determined that because Mr. Rich had made extraordinary contributions to the Company in fiscal 1999 and that he would play a very significant role in ability of the Company to succeed, the Committee granted Mr. Rich an option to purchase 200,000 shares of Common Stock at the fair market value on the date of grant. These options were fully vested on the date of the grant.

         The Compensation Committee determined that Mr. Rich is also entitled to the payment of certain additional benefits in the event he is terminated by the Company under certain circumstances. The compensation package received by Mr. Rich, including the severance component, was approved by the Compensation Committee based on the collective experience of the Compensation Committee and members with respect to the competitive labor market in the Silicon Valley, the opportunities available to qualified candidates such as Mr. Rich, and the terms of compensation packages typically offered to attract qualified executive officers.

         Section 162(m) of the Internal Revenue Code (the "Code"), generally imposes on the Company an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. Compensation in excess of $1 million may be deducted if it is performance-based compensation within the meaning of the Code. The Committee has not yet adopted a policy with respect to the treatment of all forms of compensation under Section 162(m); however, the Committee has determined that stock options granted under the Company's 1988 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant should, where practicable, be treated as "performance-based compensation," and the 1988 Equity

                                      11.

Incentive Plan contains provisions designed to allow compensation recognized by an executive officer as a result of the grant of a stock option to be deductible by the Company.

                                                   Compensation Committee of
                                                   the Board of Directors


                                                   Robert H. Hambrecht
                                                   Peter R. Tierney



                                      12.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

         The following graph shows the total shareholder return of an investment of $100 in cash on December 20, 1995 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market Index (US Companies) and (iii) the Nasdaq Computer Manufacturer Stock Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:


[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]



-----------------------------------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                      13.

                              PERFORMANCE MEASUREMENT TABLE
                        ------------------------------------------------

                                          Nasdaq Stock     Nasdaq Computer
                                          Market Index      Manufacturers
      Date              CASTELLE         (US Companies)      Stock Index
      ----              --------           ----------        -----------
    12/20/95            $100.00             $100.00            $100.00
    12/29/95            $106.897            $102.668           $101.867
    12/31/96            $79.310             $126.278           $136.783
    12/31/97            $29.310             $154.996           $165.580
    12/31/98             $13.80             $218.20            $358.00
    12/31/99             $25.86             $394.02            $752.57


                              CERTAIN TRANSACTIONS

         The Company's Bylaws provide that the Company will indemnify its directors and executive officers to the fullest extent not prohibited by California law. Under the Company's Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require the Company to advance litigation expenses in the case of legal proceedings, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ Donald L. Rich
                                          Donald L. Rich
                                          President,  Chairman of the Board,
                                          Chief  Executive  Officer,
                                          Chief Financial Officer,
                                          Director and Secretary

April 10, 2000

         A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1999 is available without charge upon written request to: Corporate Secretary, Castelle, 3255-3 Scott Boulevard, Santa Clara, California 95054.


                                      14.

                                    CASTELLE
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 10, 2000


         The undersigned hereby appoints DONALD L. RICH, as attorney and proxy of the undersigned, with full power of substitution, to vote all of the shares of stock of Castelle which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Castelle to be held at Castelle's corporate offices at 3255-3 Scott Boulevard, Santa Clara, California on Wednesday, May 10, 2000 at 1:30 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect  directors  whether by cumulative  voting or otherwise,  to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

|_|    FOR all nominees listed below             |_|    WITHHOLD AUTHORITY
       (except as marked to the                         to vote for all nominees
       contrary below).                                 listed below.

Nominees: Donald L. Rich, Peter R. Tierney, Robert H. Hambrecht and
             Scott C. McDonald

To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

________________________________________________________________________________

________________________________________________________________________________

                            (Continued on other side)





                                      15.

                           (Continued from other side)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify  selection of  PricewaterhouseCoopers  LLP as  independent auditors of the Company for its fiscal year ending December 31, 2000.

    |_|    FOR                 |_|     AGAINST              |_|     ABSTAIN

                                       Please sign  exactly as your name appears
                                       hereon. If the stock is registered in the
                                       names of two or more persons, each should
                                       sign.     Executors,      administrators,
                                       trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


DATED _______________________         __________________________________________


                                      __________________________________________
                                                    SIGNATURE(S)


Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.


                                      16.